Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Versus Systems Inc.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid
	Equity	Common Shares, no par value per share	Rule 457(c)	6,217,500	(1)(2)	$0.40	(3)	$2,487,000	$0.0000927	$230.55
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts								$2,487,000		$230.55
Total Fees Previously Paid								$0		$0
Total Fee Offsets
Net Fee Due								$2,487,000		$230.55

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the common shares of the Registrant being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Represents the maximum number of common shares that the Registrant expects could be issuable upon the exercise of warrants held by the selling stockholders named in this Registration Statement.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s common shares as reported on the Nasdaq Capital Market on August 3, 2022.